Exhibit 99.1

NEWS RELEASE

CONTACT: Sara Grootwassink Chief Financial Officer Direct Dial: 301-255-0820 E-Mail: sgrootwassink@writ.com	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852 Tel 301-984-9400 Fax 301-984-9610 www.writ.com

Newspaper Quote: WRIT

Page 1 of 1	FOR IMMEDIATE RELEASE	May 18, 2007

WASHINGTON REAL ESTATE INVESTMENT TRUST APPOINTS

GEORGE F. MCKENZIE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) announces the appointment to Board of Trustees and promotion of George “Skip” McKenzie to President and Chief Executive Officer effective June 1, 2007. Mr. McKenzie will succeed Edmund B. Cronin, Jr., current Chairman of the Board and Chief Executive Officer, upon his retirement. In addition, WRIT announces the promotions of Sara Grootwassink and Laura Franklin to Executive Vice President and the appointment of Michael Paukstitus as Senior Vice President of Real Estate.

Mr. Cronin has been appointed Non-Executive Chairman of the Board. During his 12 year tenure as Chief Executive Officer, WRIT increased its market capitalization from $0.5 billion to $2.9 billion and achieved a total return of 358%.

Mr. McKenzie joined WRIT in September 1996, serving most recently as President and Chief Operating Officer. Prior to joining WRIT, Mr. McKenzie was Vice President, Investment & Sales at Prudential Realty Group, a subsidiary of Prudential Insurance Company of America.

Mr. Paukstitus was most recently an owner and principal in several companies related to real estate investment, development, brokerage, and technology. Prior to that, he served as Managing Vice President of Prudential’s Washington, D.C. operations. Mr. Paukstitus was a founding member of the Washington, D.C./Maryland chapter of the National Association of Industrial & Office Properties, and served as its President and Chairman. He started his career in public accounting with Coopers and Lybrand, now PricewaterhouseCoopers, and is a CPA.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington/Baltimore metropolitan region. WRIT owns a diversified portfolio of 85 properties consisting of 14 retail centers, 25 general purpose office properties, 14 medical office properties, 23 industrial/flex properties, 9 multi-family properties and land for development. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

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